EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings Per Share of $.47 on Revenues of $137 Million

BENTONVILLE, Ark., Feb. 18, 2016 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ:CRMT) today announced its operating results for the third quarter of fiscal 2016.

Highlights of third quarter operating results:

  Net earnings of $4.1 million – $.47 per diluted share vs. $.82 per diluted share for prior year quarter
  Revenues of $137 million compared to $132 million for the prior year quarter
  Retail unit sales decrease of 4.2% to 11,013 from 11,495 for the prior year quarter with decreased productivity at 25 retail units sold per store per month, down from 28 for the prior year quarter
  Average retail sales price increased $835 to $10,599 or 8.6% from the prior year quarter (increased $352 or 3.4% sequentially)
  Gross profit margin percentage decreased to 40.3% from 42.7% for the prior year quarter due primarily to higher wholesale volumes and losses, slightly higher repair costs, and the effect of a higher average selling price
  Collections as a percentage of average finance receivables decreased to 12.9% from 13.8% for the prior year quarter as the weighted average contract term increased to 30.9 months
  Net Charge-offs as a percent of average finance receivables of 6.6%, up from 6.5% for prior year quarter
  Accounts over 30 days past due decreased to 5.0% from 5.2% at January 31, 2015
  Average percentage of finance receivables current improved to 81.4% from 80.8% at January 31, 2015
  Provision for credit losses of 26.9% of sales vs. 25.9% for prior year quarter
  Selling, general and administrative expenses at 19.4% of sales vs. 18.2% for prior year quarter
  Opened two new dealerships during the quarter - dealership count now at 147
  Active accounts base approximately 66,000
  Debt to equity of 53.5% and debt to finance receivables of 27.6% (up from 24.6% at April 30, 2015)
  Allowance for credit losses at 25% of finance receivables, net of deferred revenue at January 31, 2016 (up from 23.8%  at January 31, 2015)

Highlights of nine month operating results:

  Net income of $8.2 million - $.93 per diluted share (earnings of $1.28 per diluted share excluding a $3 million non-cash after-tax charge resulting from an increase to the allowance for credit losses during the second quarter)  vs. $2.45 per diluted share for prior year period
  Revenues of $413 million compared to $393 million for the prior year period with same store revenue increase of 1.3%
  Retail unit sales decrease of 2.6% to 34,138 from 35,061 for the prior year period with productivity at 26.4 retail units sold per store per month, down from 28.6 for the prior year period
  Net Charge-offs as a percent of average finance receivables of 22.2%, up from 19.9% for prior year period
  Provision for credit losses of 28.9% of sales (27.6% excluding second quarter increase to allowance for credit losses) vs. 25.6% for prior year period
  Strong cash flows supporting the increase in revenues, the $25.9 million increase in finance receivables, $4.2 million in net capital expenditures, the $7.8 million increase in inventory and the $10.5 million in common stock repurchases (342,171 shares) with a $19.3 million increase in total revolving debt

“We are very proud of our Company and our 35 year history of expanding our footprint to new communities. With our growth and the changes we have seen in the industry, it is time to make a few management structure changes that we believe will allow us to continue our success out into the future,” said William H. (“Hank”) Henderson, Chief Executive Officer of America’s Car-Mart, Inc. (the “Company”).  “We have promoted Leon Walthall to the newly created position of Field Operations Officer where he will be leading our Regional Vice Presidents of Operations. Leon has been with the Company for over 27 years and has had tremendous success both as a General Manager and for the last six years as a Regional Vice President. Jeff Williams, our Chief Financial Officer for the last 10 years, will assume additional responsibilities as our President. We are very excited for Leon and Jeff and appreciate their hard-work and dedication to the Company.  I am confident that expanding their scope of influence will be very beneficial and a move in the right direction to realizing the true potential of our Company.”

“We feel good about the quality of the vehicles we are selling and the credit profiles of our customers. However, we continue to struggle with our sales volumes as we haven’t yet seen relief from the operating environment.  There is no doubt that competition is still very intense and January was particularly weak from a sales volume perspective. In addition to the high level of competition, we also attribute the volume challenges to us being more conservative with our underwriting and to a delay in income tax refunds this year compared to last,” added Mr. Henderson. “Even with the volume shortfall we were able to show good, solid growth at the top line for the quarter, something we are very proud of and something that we can build on as we move forward. We will continue to work hard on the expense side of the business as we move to improve productivity. We will adjust accordingly and as always continue to try to find just the right balance between risk and volume.”

“As Hank mentioned, one of our biggest challenges right now is finding our footing on the volume side and making sure our infrastructure costs are in alignment. Our cash on cash returns for the deals we are writing are solid, but we are struggling with attracting enough good, solid deals in this environment. While we still believe we will grow into our cost structure, which was created with the view of supporting much higher volumes, that was certainly not the case this quarter and we are making adjustments, including pushing for higher volumes,” said Jeff Williams, Chief Financial Officer for America’s Car-Mart, Inc. “It has been a very difficult market to read, and competitive forces are intense. We will continue to pursue our mission of striving to earn the repeat business of our customers by providing quality vehicles, affordable payment terms and excellent service. We believe more firmly than ever that supporting our customers with a face-to-face relationship is the best way to serve our market.”

“Our debt to equity ratio is 53.5% and our debt to receivables ratio is 27.6%, up from 24.6% at April 30, 2015. We re-purchased 252,513 shares for $6.5 million for an average cost of $25.73 per share during the quarter, and since February 10, 2010, we have repurchased 4 million shares, or 34% of our Company, for $131 million at an average cost of $32.76 per share.  To support our growth and any potential future repurchases, today we exercised an option under our existing credit agreement to increase our revolving credit facilities by $27.5 million from $145 million to $172.5 million,” added Mr. Williams. “As always, we are focused on cash flows and growing value over the long-term. Since January 31, 2015, we have repurchased almost $17 million in common stock, incurred $6 million in capital expenditures, grown finance receivables by $18 million and inventory by $4 million, which will decrease back down during the fourth quarter, with only a $10 million increase in debt.”

Conference Call

Management will be holding a conference call on Friday, February 19, 2016 at 11:00 a.m. Eastern Time to discuss third quarter results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #45157738.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 147 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2016	Three Months Ended
	January 31,		vs.	January 31,
	2016	2015	2015	2016	2015
Operating Data:
Retail units sold	11,013	11,495	(4.2)%
Average number of stores in operation	147	137	7.1
Average retail units sold per store per month	25.0	28.0	(10.7)
Average retail sales price	$10,599	$9,764	8.6
Same store revenue growth	0.0%	2.8%
Net charge-offs as a percent of average finance receivables	6.6%	6.5%
Collections as a percent of average finance receivables	12.9%	13.8%
Average percentage of finance receivables-current (excl. 1-2 day)	81.4%	80.8%
Average down-payment percentage	5.3%	5.0%

Period End Data:
Stores open	147	138	6.5%
Accounts over 30 days past due	5.0%	5.2%
Finance receivables, gross	$443,296	$425,076	4.3%

Operating Statement:
Revenues:
Sales	$121,791	$116,406	4.6%	100.0%	100.0%
Interest income	15,672	15,094	3.8	12.9	13.0
Total	137,463	131,500	4.5	112.9	113.0

Costs and expenses:
Cost of sales	72,702	66,672	9.0	59.7	57.3
Selling, general and administrative	23,568	21,139	11.5	19.4	18.2
Provision for credit losses	32,786	30,206	8.5	26.9	25.9
Interest expense	831	788	5.5	0.7	0.7
Depreciation and amortization	1,008	935	7.8	0.8	0.8
Loss on disposal of property and equipment	27	-	100.0	-	-
Total	130,922	119,740	9.3	107.5	102.9

Income before taxes	6,541	11,760		5.4	10.1

Provision for income taxes	2,439	4,299		2.0	3.7

Net income	$4,102	$7,461		3.4	6.4

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$4,092	$7,451

Earnings per share:
Basic	$0.49	$0.87
Diluted	$0.47	$0.82

Weighted average number of shares used in calculation:
Basic	8,367,728	8,587,761
Diluted	8,615,757	9,036,086

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Nine Months Ended		2016	Nine Months Ended
	January 31,		vs.	January 31,
	2016	2015	2015	2016	2015
Operating Data:
Retail units sold	34,138	35,061	(2.6)%
Average number of stores in operation	144	136	5.8
Average retail units sold per store per month	26.4	28.6	(7.7)
Average retail sales price	$10,259	$9,571	7.2
Same store revenue growth	1.3%	1.7%
Net charge-offs as a percent of average finance receivables	22.2%	19.9%
Collections as a percent of average finance receivables	40.6%	41.9%
Average percentage of finance receivables-current (excl. 1-2 day)	81.6%	81.0%
Average down-payment percentage	6.1%	6.2%

Period End Data:
Stores open	147	138	6.5%
Accounts over 30 days past due	5.0%	5.2%
Finance receivables, gross	$443,296	$425,076	4.3%

Operating Statement:
Revenues:
Sales	$367,056	$349,300	5.1%	100.0%	100.0%
Interest income	46,101	43,410	6.2	12.6	12.4
Total	413,157	392,710	5.2	112.6	112.4

Costs and expenses:
Cost of sales	219,385	200,299	9.5	59.8	57.3
Selling, general and administrative	68,932	62,615	10.1	18.8	17.9
Provision for credit losses	106,225	89,453	18.7	28.9	25.6
Interest expense	2,383	2,183	9.2	0.6	0.6
Depreciation and amortization	3,056	2,782	9.8	0.8	0.8
Loss on disposal of property and equipment	46	20	130.0	-	-
Total	400,027	357,352	11.9	109.0	102.3

Income before taxes	13,130	35,358		3.6	10.1

Provision for income taxes	4,897	13,118		1.3	3.8

Net income	$8,233	$22,240		2.2	6.4

Dividends on subsidiary preferred stock	$(30)	$(30)

Net income attributable to common shareholders	$8,203	$22,210

Earnings per share:
Basic	$0.97	$2.57
Diluted	$0.93	$2.45

Weighted average number of shares outstanding:
Basic	8,451,029	8,636,036
Diluted	8,774,334	9,067,195

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	January 31,	April 30,	January 31,
	2016	2015	2015

Cash and cash equivalents	$590	$790	$1,564
Finance receivables, net	$339,069	$324,144	$329,803
Inventory	$42,094	$34,267	$38,248
Total assets	$424,283	$400,361	$409,696
Total debt	$122,490	$102,685	$112,560
Treasury stock	$137,806	$127,321	$120,929
Stockholders' equity	$228,868	$229,132	$226,222
Shares outstanding	8,222,763	8,529,223	8,571,248

Finance receivables:
Principal balance	$443,296	$417,368	$425,076
Deferred revenue - payment protection plan	(16,714)	(15,652)	(15,188)
Deferred revenue - service contract	(9,673)	(9,584)	(9,582)
Allowance for credit losses	(104,228)	(93,224)	(95,273)

Finance receivables, net of allowance and deferred revenue	$312,681	$298,908	$305,033

Allowance as % of principal balance net of deferred revenue	25.0%	23.8%	23.8%

Changes in allowance for credit losses:
	Nine Months
	Ended January 31,
	2016	2015
Balance at beginning of period	$93,224	$86,033
Provision for credit losses	106,225	89,453
Charge-offs, net of collateral recovered	(95,221)	(80,213)
Balance at end of period	$104,228	$95,273

Contacts: William H. (“Hank”) Henderson, CEO at (479) 464-9944 or Jeffrey A. Williams, CFO at (479) 418-8021